Exhibit 5.1

Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone: (212) 318-3000	facsimile: (212) 318-3400
May 19, 2004

Republic Airways Holdings Inc.
2500 S. High School Road, Suite 160
Indianapolis, IN 46241

Dear Sirs:

        In connection with the Registration Statement on Form S-1, Registration No. 333-84092 (the "Registration Statement"), filed by Republic Airways Holdings Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of an aggregate of up to 5,750,000 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock") (including up to 750,000 shares of Common Stock which may be purchased by the underwriters if the underwriters exercise the option granted to them by certain stockholders to cover over-allotments, if any), we, as counsel for the Company, have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinion set forth below is limited to the internal corporate law of the State of Delaware.

        We assume that appropriate action will be taken, prior to the offer and sale of the shares of Common Stock, to register and qualify such shares for sale under applicable state and securities or "blue sky" laws.

        Based on the foregoing, we advise you that in our opinion the shares of Common Stock being sold pursuant to the Registration Statement have been duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement, a form of which has been filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement (with respect to shares of Common Stock being sold by it), will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.